INVESTMENT ADVISORY

and ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT, executed this 8th day of September, 2025, between Saturna Capital Corporation, a Washington State corporation (the “Adviser”) and each Special Purpose Vehicle (the “SPV”) organized under the laws of the Cayman Islands and a wholly owned subsidiary of a series (the “Fund”) of Amana Mutual Funds Trust (the “Trust”), a Delaware statutory trust registered under the Investment Company Act of 1940 as an open-end, diversified management investment company, as set forth in Schedule A to this Agreement, to be and become effective as provided in Section 1, Article IV, between the parties hereto,

WITNESSETH, THAT:

The parties hereto pursuant to the terms hereof enter into the following Articles of Agreement:

ARTICLE I: INVESTMENT ADVISORY SERVICES

Section 1. Investment Adviser. During the continuance of this Agreement, the Adviser shall supervise the investment management of the cash and securities or other assets of the SPV, and in that connection, to the extent reasonably required, shall furnish to the SPV advice and recommendations as to the securities or other assets to be purchased, held or sold and the portion of the assets to remain uninvested, all in accordance with the investment objectives, powers and restrictions imposed by law or other governing document or writing binding upon the SPV.

Section 2. Religious Consultant. The Adviser shall have authority to enter into an agreement with a religious consultant to provide consulting and advisory services regarding the application and interpretation of Islamic principles to the investments of the SPV in accordance with the investment objectives, powers and restrictions imposed by law or other governing document or writing upon the SPV.

ARTICLE II: ADMINISTRATIVE SERVICES

Section 1. Duties of Adviser. During the continuance of this Agreement, the Adviser shall furnish the SPV office space, office facilities and equipment, related utilities, telephone service, stationery and supplies, typesetting, personnel (including executive officers) and clerical and bookkeeping services as are required to fulfill its obligation as Adviser for the SPV. The Adviser shall pay the compensation of all its executives and employees, whether or not an officer or employee of the SPV, for all services rendered by them on behalf of the SPV as are required to fulfill its obligation as Adviser, and shall furnish such office space, facilities, supplies and services as agreed above.

Section 2. Accounting. The Adviser shall act as fund accountant and prepare daily reports of net asset value as well as all other financial statements and reports. With the consent of the trustees of the SPV, the Adviser at its expense may delegate fund accounting duties to another qualified party. The fund accountant shall furnish the trustees, at any regularly scheduled meeting or at such times as the trustees may request, a report on all matters pertaining to the services of the Adviser, including but not limited to, a list of the securities in the SPV and a record of brokerage commissions paid.

Section 3. Transfer Agency Services. The Adviser shall act as transfer agent, registrar, and dividend disbursing agent for the SPV, pursuant to the Transfer Agent Agreement between the SPV and the Adviser dated September [. ], 2018, as may be amended or superseded from time to time (the “Transfer Agency Agreement”). Notwithstanding anything to the contrary under the Transfer Agency Agreement, the Adviser shall provide such transfer agency and related services to the SPV for no additional fee.

Section 4. Affiliated Broker. Subject to review by the trustees of the SPV, the Adviser shall place all orders for the purchase and sale of securities or other assets of the SPV. The Adviser or a subsidiary of the Adviser is permitted to act as a broker (but not a dealer or underwriter) in securities traded by the SPV, subject to review by the trustees of the SPV and all pertinent regulations and limitations. It is understood and agreed, however, that no such orders shall be placed in contravention of the Investment Company Act of 1940.

Section 5. Expenses. The SPV shall pay or provide for the payment of all its expenses not assumed by the Adviser as above provided, which expenses shall include, without limitation, taxes, interest, brokerage commissions, compensation and expenses of trustees, legal, auditing and accounting expenses, insurance premiums, custodian, the expense, if any, of issuing shares of the SPV , association membership and meeting expenses, and the expense of preparing, mailing, e-mailing, printing or publishing and distributing reports and other communications to the shareholders of the SPV..

ARTICLE III: FEES FOR SERVICES OF THE ADVISER

Section 1. Annual Fee. As full compensation for all services rendered and to be rendered and expenses assumed by the Adviser hereunder, the SPV shall pay to the Adviser an annual fee set forth on Schedule A of the average daily net asset value of the SPV. Such average daily net asset value shall be determined by dividing the aggregate of the daily net asset values, actually computed for each day on which the New York Stock Exchange is open, by the number of such days. The amount thus determined for each calendar month shall be paid to the Adviser as soon as practicable after the last day of such month.

Section 2. Termination. In the event of the termination of this Agreement the fee for the month in which terminated shall be that proportion of the rate for the whole month as the number of calendar days during which this Agreement is in effect during the month bears to the number of days in the whole month computed on the average daily net asset value of the SPV during such period.

ARTICLE IV: TERM AND TERMINATION OF AGREEMENT

Section 1. Term of Agreement. This Agreement shall become effective when approved by the trustees of the SPV and approved or ratified by the trustees of the Fund, and shall continue in effect for a two-year period unless sooner terminated as hereinafter provided, and thereafter shall continue from year to year so long as the terms of the Agreement and the renewal and continuance thereof have been approved at least annually by vote of the trustees of the Trust or by a majority vote of the outstanding voting securities of the SPV, but in either event it must be approved by a majority of the trustees of the Trust, who are not interested persons of the Adviser, the SPV, or the Trust, casting their vote in person at a meeting called for the purpose of voting on such approval, or casting their vote in such other manner as permitted by the Investment Company Act of 1940 and any regulation thereunder, or relevant exemptive, no-action or similar relief.

Section 2. Termination of Agreement. This Agreement may be terminated at any time without liability to either party by notice in writing given by the party desiring to terminate to the other not less than sixty (60) days in advance of the date specified for termination, provided, that such action shall have been authorized (i) by resolution of the trustees of the SPV, (ii) by resolution of the trustees of the Trust, including the vote or written consent of a majority of the trustees of the Trust who are not parties to this Agreement or interested persons of the Trust or the Adviser, or (iii) by vote of a majority of the outstanding voting securities of the SPV. This Agreement shall terminate automatically and immediately if the management agreement between the Trust and Adviser terminates with respect to the Fund.

Section 3. No Assignment. This Agreement may not be assigned by either party and shall terminate automatically upon assignment (as defined in the Investment Company Act of 1940).

Section 4. Amendment This Agreement may be amended only if such amendment is authorized (i) by resolution of the trustees of the SPV, (ii) by resolution of the trustees of the Trust, including the vote or written consent of a majority of the trustees of the Trust who are not parties to this Agreement or interested persons of the Trust or the Adviser, and (iii) by vote a majority of the outstanding voting securities of the SPV.

IN WITNESS WHEREOF,

The parties hereto have caused this Agreement to be executed on behalf of each of them by their duly authorized officers the date and year first above written.

SATURNA CAPITAL CORPORATION		AMANA INCOME SPV

By:	/s/Jane K. Carten	By:	/s/Christopher R. Fankhauser

Name:	Jane K. Carten	Name:	Christopher R. Fankhauser
Title:	Chief Executive Officer and President	Title:	Authorized Person

AMANA GROWTH SPV		AMANA DEVELOPING WORLD SPV

By:	/s/Jane K. Carten	By:	/ s/Christopher R. Fankhauser

Name:	Christopher R. Fankhauser	Name:	Christopher R. Fankhauser
Title:	Authorized Person	Title:	Authorized Person

SCHEDULE A

RATE OF COMPENSATION

Rate of Compensation Based on Average Daily Net Asset Value
Amana Income SPV, a wholly-owned subsidiary of Amana Income Fund	0.00%
Amana Growth SPV, a wholly-owned subsidiary of Amana Growth Fund	0.00%
Amana Developing World SPV, a wholly-owned subsidiary of Amana Developing World Fund	0.00%

Notwithstanding the Provisions in Article III, the Adviser shall waive any advisory fees generated by the SPV.